Exhibit 99.1

Financial Contact Joe Christel Chief Financial Officer +1 (516) 535-3686 joe.christel@proginet.com	Media Contact Jeff Schlauch Press and Media Relations +1 (516) 535-3621 jeff.schlauch@proginet.com

Proginet Announces Second-Quarter 2010 Financial Results

Company Reports Third Consecutive Profitable Quarter

Garden City, N.Y. — February 23, 2010 — Proginet Corporation [OTCBB: PRGF.OB], a world leader in multi-platform file transfer solutions, today announced unaudited financial results for the second quarter of fiscal 2010, which ended January 31, 2010. Total revenues for the quarter were $2,480,200 compared to total revenues of $1,979,739 in the equivalent period of fiscal 2009. Proginet reports operating expenses for the quarter to be $2,310,466, a reduction of $165,361 compared to the second quarter of fiscal 2009.

“As I stated in Proginet’s announcement on February 8th, we are pleased to be announcing our third consecutive profitable quarter,” stated Sandy Weil, Proginet’s President and CEO. “Our efforts to optimize company resources have yielded improvements in our overall performance, with revenues for the second quarter up approximately 25% over the equivalent period last year, and expenses managed down to a more acceptable level. What we’re seeing overall, we believe, is a level of consistency upon which to grow Proginet.”

“We are also pleased with the size and nature of some of the contracts we closed in the second quarter. These deals were competitive with some larger software companies in our industry and were decisive wins for us. Furthermore, we were able to accelerate the signing of one of these agreements as a direct result of our December acquisition of the RocketStream software assets. We will continue to seek additional opportunities in which RocketStream can help us differentiate Proginet’s enterprise products while broadening our value proposition with prospects and existing customers,” he concluded.

Steve Flynn, Proginet’s COO added, “Our efforts over the past year are paying off as we’re seeing a consistent improvement in the operation of our business.  We have implemented operational metrics and reporting processes that have improved our customer technical support services, optimization of personnel assignments, and billing and collection processes.  We have delivered significant new product capabilities at lower cost and will continue to work on a number of critical initiatives that will improve our overall success in the market.”

Proginet notes that today’s results are in line with preliminary numbers announced on February 8, 2010. Mr. Weil and Mr. Christel will discuss second-quarter results on today’s Investor Conference Call (full details below).

Investor Conference Call
Proginet will hold an informational investor conference call today at 4:30 p.m. Eastern Time to discuss unaudited financial results for the second quarter of fiscal 2010 and business trends, provide updates on company initiatives and answer questions. To listen or participate, investors may call in at the numbers below immediately prior to the event (you will need all of the following information).

Date and Time: Tuesday, February 23, 2010, at 4:30 p.m. Eastern Time
Leader: Mr. Sandy Weil
Passcode: Proginet
Domestic Dial-in: +1 (888) 972-9676
International Dial-in: +1 (517) 308-9411

#      #      #      #      #     #     #

To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call +1 (516) 535-3600.

FINANCIAL HIGHLIGHTS

Statement of Operations	Quarter ended January 31,
	2010 (unaudited)	2009 (unaudited)
Software license revenue	$968,374	$934,685
Software maintenance fees and other	1,466,050	1,021,054
Professional services	45,776	24,000
Total revenues	2,480,200	1,979,739
Total operating expenses, net	2,310,466	2,475,826
Net income / (loss)	$169,734	$(496,087)
Basic and diluted income/(loss) per common share	.01	(.03)

Balance Sheets
	Quarter ended January 31, 2010 (unaudited)	Year ended July 31, 2009
Cash	$1,366,039	$1,106,349
Trade accounts receivable, net	1,965,849	2,366,174
Property and equipment, net	274,515	323,478
Capitalized software development cost, net	4,045,693	4,080,434
Purchased software and other intangibles, net	774,705	375,480
Other assets	171,308	242,920
Total assets	$8,598,109	$8,494,835

Accounts payable and accrued expenses	$1,041,006	$1,261,654
Deferred revenues	2,630,312	2,869,357
Deferred rent	137,980	147,838
Total liabilities	3,809,298	4,278,849
Total stockholders’ equity	4,788,811	4,215,986
Total liabilities and stockholders’ equity	$8,598,109	$8,494,835

About Proginet Corporation
Proginet Corporation offers universal, multi-platform software solutions for fast, secure, and inexpensive file transfers both inside and outside the enterprise. Hundreds of companies worldwide rely on Proginet’s CyberFusion Integration Suite (CFI)®, SlingshotTM and Proginet Accelerator, Inc.’s file transfer acceleration technology, RocketStream, to  streamline business conduct while securing customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe.  With over 20 years of experience in the managed file transfer arena, Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. Headquartered in New York, the company is publicly traded under the symbol [OTCBB: PRGF.OB]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission including, but not limited to Proginet’s most recently filed Form 10-K, Forms 10-Q, and Forms 8-K (www.sec.gov).